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                                                                     EXHIBIT 4.3



                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                             DIRECTORS' STOCK PLAN

                                  INTRODUCTION

     The Board of Directors (the "Board") of Universal Compression Holdings, Inc., a Delaware corporation (the "Company"), has adopted the Universal Compression Holdings, Inc. Directors' Stock Plan (the "Plan") covering an aggregate of fifteen thousand (15,000) shares of common stock, $0.01 par value, of the Company ("Common Stock").

     1. PURPOSE. The purpose of the Plan is to provide non-employee directors (the "Directors") of the Company with an opportunity to receive Common Stock from the Company as payment for their retainer fees (the "Retainer Fees") which will:

          (a) enhance their interest in the Company's welfare;

          (b) furnish them an additional incentive to continue their services for the Company; and

          (c) provide an additional means through which the Company may attract qualified persons to serve on the Board.

     2. ADMINISTRATION. The Plan will be administered by a Committee appointed by the Board from time to time; provided, however, that in the absence of a Committee being appointed by the Board, the Committee shall mean the entire Board. The Committee may delegate some or all of its administrative powers and responsibilities to such other persons from time to time as it deems appropriate.

     3. PARTICIPANTS. Members of the Board of the Company who are not employees of the Company or any subsidiary of the Company ("Participants") are eligible to participate in the Plan.

     4. GRANT OF STOCK. The eligible individual Directors, on or before March 31 of each year, may elect by written notice to the Committee to receive a portion (which may be a percentage equal to either 0%, 25%, 50%, 75% or 100%) of their Retainer Fees for the following fiscal year in the form of Common Stock. Any portion that is not paid in the form of Common Stock will be paid in cash. With respect to the portion of the Retainer Fees to be paid in Common Stock for each quarter, the number of shares shall be determined by dividing the dollar amount of such portion of the Retainer Fees that would otherwise be paid in cash to the Participant for such quarter by the reported closing sales price per share of the Common Stock of the Company on the last day of such quarter on the New York Stock Exchange or successor exchange or market system for the date on which such value is being determined. If a closing sales price is not reported on the last day of an applicable quarter, then the closing sales price on the most recently preceding date on which such price was reported shall be used. Payment for any fractional shares shall be made in cash. The Company will issue the shares of Common Stock as soon as practicable after the end of the applicable quarter, unless the Participant has elected to defer the receipt of the Common Stock pursuant to paragraph 5 of this Plan.

     For eligible Directors who are first elected or appointed to the Board during a particular fiscal year, their written election for that year must be made within thirty (30) days after the commencement of their service as a Director, and the election will apply to Retainer Fees to be received for quarters commencing after the date of election. Notwithstanding any other provision of the Plan to the contrary, all eligible Directors will be entitled to make a written election hereunder within thirty (30) days after the date the Plan is approved by the stockholders of the Company with respect to Retainer Fees to be received for quarters commencing after the date of election.

     Elections shall only apply to a single fiscal year but shall be irrevocable for that year. Participants shall be fully vested in their stock at all times upon grant.

     5. ELECTION TO DEFER. Notwithstanding any other provision of the Plan to the contrary, eligible individual Directors who elect under the Plan to receive all or a portion of their Retainer Fees in the form of Common Stock also may elect to defer until a later date the receipt of all or a portion (which may be a

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percentage equal to either 25%, 50%, 75% or 100%) of the Retainer Fees that the
Participant has elected to receive in the form of Common Stock.

     Any election by an eligible individual Director to defer Retainer Fees for a fiscal year under this paragraph 5 of the Plan shall be made at the same time as the election under paragraph 4 hereunder, shall be irrevocable, and may be made for any period of time of not less than six months; provided, that any deferral period shall automatically terminate upon the occurrence of the retirement, termination of service, death or disability of the electing individual Director. The Board, in its discretion, may accelerate the termination of deferral periods in the event of a change in control of the Company. For purposes of the Plan, a "change in control" of the Company means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a "Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company; (iii) the Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 75 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding voting securities; or (v) the Company transfers substantially all of its assets to another corporation which is not controlled by the Company.

     Any eligible individual Director who makes an election to defer hereunder shall be credited with phantom units of Common Stock at the same time and in the same number (plus an amount for fractional shares) as if such Director had elected not to defer any portion of the Retainer Fees. The phantom units of Common Stock shall be subject to adjustment as set forth in paragraph 6 of this Plan, as if such shares represented by such phantom units had been issued. Any dividends that are payable with respect to outstanding Common Stock shall not be eligible for deferral hereunder and shall be paid to eligible individual Directors at the same time and in the same amount as if the shares of Common Stock represented by an electing Director's phantom units hereunder were outstanding.

     The Company shall issue shares of Common Stock represented by a Participant's phantom units as soon as practicable after the termination of the deferral period applicable to such units; provided that a Participant may elect at the end of the deferral period, subject to approval by the Committee, to have the shares of Common Stock represented by the phantom units distributed to the Participant in annual installments over not more than five (5) years.

     In the event of a Participant's death, the Company shall issue the shares of Common Stock represented by the Participant's phantom units to the Participant's estate.

     6. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by this Plan may be adjusted to reflect, as deemed appropriate by the Committee in its sole discretion, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

     7. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

     8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended (subject to approval, if required, of the stockholders of the Company) or discontinued by the Board.

     9. EFFECT OF PLAN. Nothing in this Plan shall be construed as conferring upon any Participant the right to continue as a director.

     10. APPLICABLE LAW. This Plan shall be construed in accordance with and governed by the laws of the State of Texas.

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